Exhibit 99.2
FOR IMMEDIATE RELEASE
GAYLORD ENTERTAINMENT COMPANY CLOSES
PRIVATE PLACEMENT OF $360 MILLION IN CONVERTIBLE SENIOR NOTES,
INCLUDING EXERCISE OF OVER-ALLOTMENT OPTION
Nashville, Tenn. — Sept. 29, 2009 — Gaylord Entertainment Co. (NYSE: GET) today announced the closing of its previously-announced private placement of $360 million in aggregate principal amount of convertible senior notes due 2014. This amount includes the exercise in full of the initial purchasers’ over-allotment option to purchase $60 million in principal amount of additional notes. Gaylord received aggregate net proceeds from the sale of the notes of approximately $316.2 million, after deducting the initial purchasers’ discounts and commissions and estimated expenses (including the cost of certain convertible note hedge transactions entered into in connection with this offering as noted below).
The convertible senior notes will bear interest at a rate of 3.75% per year, payable on April 1 and October 1 of each year, commencing on April 1, 2010. The notes will mature on October 1, 2014. Holders may require Gaylord to repurchase all or a portion of their notes upon certain fundamental change transactions at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest. Gaylord may not redeem the notes prior to the maturity date.
The convertible senior notes will be convertible at any time on or prior to the second scheduled trading day immediately preceding October 1, 2014, only upon the satisfaction of certain conditions. The initial conversion rate will be 36.6972 shares of Gaylord common stock per $1,000 principal amount of convertible senior notes (equivalent to an initial conversion price of approximately $27.25 per share of common stock), subject to adjustment in certain circumstances. Upon conversion, the notes may be settled, at Gaylord’s election, in cash, shares of Gaylord common stock, or a combination of cash and shares of Gaylord common stock. The notes will be senior unsecured obligations of Gaylord, guaranteed by Gaylord’s subsidiaries that guarantee its 8% Senior Notes due 2013 and 6.75% Senior Notes due 2014, and will rank equal in right of payment with such subsidiary guarantors’ existing and future senior unsecured indebtedness.
Gaylord used a portion of the offering proceeds to enter into convertible note hedge transactions with affiliates of one or more of the initial purchasers of the notes. Gaylord also entered into separate warrant transactions with affiliates of one or more of the initial purchasers, resulting in additional proceeds to Gaylord. The convertible note hedge transactions are intended to reduce the potential dilution to Gaylord common stock resulting from the potential future conversion of the notes. However, the warrant transactions could have a dilutive effect on Gaylord’s earnings per share to the extent that the market price of Gaylord common stock exceeds the strike price of the warrants.
In connection with the convertible note hedge and warrant transactions, the hedge counterparties or their affiliates may from time to time modify their respective hedge positions by entering into or unwinding various derivative transactions with respect to Gaylord’s common stock or by purchasing or selling Gaylord’s common stock or other securities in secondary market transactions during the term of the notes (and are likely to do so during any applicable conversion reference period related to conversion of the notes). These activities could have the effect of decreasing the price of Gaylord’s common stock and could adversely affect the price of the notes during any such applicable conversion reference period.
Gaylord intends to use the remaining proceeds from the private placement, together with other proceeds and with cash on hand, to purchase, redeem or otherwise acquire all of its $259.8 million aggregate principal amount outstanding 8% Senior Notes due 2013, including by means of a previously announced tender offer. The remaining balance of the net proceeds from the private placement (and other proceeds) may be used for general corporate purposes, which may include acquisitions, future development opportunities for new hotel properties, potential expansions or ongoing maintenance of the existing hotel properties, investments, or the repayment or refinancing of all or a portion of any outstanding indebtedness of Gaylord.
The notes were sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The convertible senior notes are not registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.
This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of the securities described herein, and shall not constitute an offer, solicitation or sale of the securities described herein in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
About Gaylord Entertainment
Gaylord Entertainment Company (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. Gaylord’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about Gaylord, visit www.GaylordEntertainment.com.
The foregoing statements regarding Gaylord’s intentions with respect to the contemplated offering and other transactions described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. Gaylord’s ability to complete the offering and other transactions described above successfully is subject to various risks, many of which are outside its control, including prevailing conditions in the capital markets and other risks and uncertainties as detailed from time to time in the reports filed by Gaylord with the Securities and Exchange Commission.

Investor Relations Contacts:	Media Contacts:
David Kloeppel, President	Gaylord Entertainment
Gaylord Entertainment	Brian Abrahamson
(615) 316-6101	(615) 316-6302
dkloeppel@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~
Mark Fioravanti, CFO
Gaylord Entertainment
(615) 316-6588
mfioravanti@gaylordentertainment.com
~or~
Patrick Chaffin, Vice President of Strategic Planning & Investor Relations
Gaylord Entertainment
(615) 316-6282
pchaffin@gaylordentertainment.com